Amendment

to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and ClearBridge Investments, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and ClearBridge Investments, LLC, a limited liability company organized in the State of Delaware and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 19th day of September, 2016 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A of the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B of the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL/ClearBridge Large Cap Growth Fund as a new fund of the Trust, effective September 25, 2017.

Whereas, the Parties agreed to amend the Agreement to add the JNL/ClearBridge Large Cap Growth Fund and its fees, effective September 25, 2017.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 25, 2017, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 25, 2017, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of September 25, 2017.

Jackson National Asset Management, LLC		ClearBridge Investments, LLC

By:	/s/ Mark D. Nerud	By:	/s/ Terrence Murphy
Name:	Mark D. Nerud	Name:	Terrence Murphy
Title:	President and CEO	Title:	CEO

Schedule A
Dated September 25, 2017

Funds
JNL Multi-Manager Mid Cap Fund
JNL/ClearBridge Large Cap Growth Fund

A-1

Schedule B
Dated September 25, 2017
 (Compensation)

JNL Multi-Manager Mid Cap Fund
Fee Schedule Omitted

JNL/ClearBridge Large Cap Growth Fund
Average Daily Net Assets	Annual Rate
$0 to $100 million	0.300%
$100 million to $250 million	0.275%
$250 million to $500 million	0.250%
Amounts over $500 million	0.225%

B-1